EXHIBIT 10-K

COLGATE-PALMOLIVE COMPANY

SUPPLEMENTAL SAVINGS AND INVESTMENT PLAN

Effective as of January 1, 2021

TABLE OF CONTENTS

COLGATE-PALMOLIVE COMPANY

SUPPLEMENTAL SAVINGS AND INVESTMENT PLAN

Colgate-Palmolive Company hereby continues the Colgate-Palmolive Company Supplemental Savings and Investment Plan, a non-qualified, unfunded plan which it maintains to provide Eligible Employees with a benefit which, in the absence of certain limitations imposed by the Code, would have been provided under the Colgate-Palmolive Company Employees Savings and Investment Plan.

ARTICLE 1.    INTRODUCTION

Section 1.1    Name of Plan. The name of this Plan is the “Colgate-Palmolive Company Supplemental Savings and Investment Plan”.
Section 1.2    Effective Date. The original effective date of this Plan was January 1, 1991. The Plan was previously amended and restated effective as of September 1, 2010 and again effective as of January 1, 2020, except as otherwise provided in the respective amendments and restatements . The Plan is amended and restated again effective as of January 1, 2021, except as otherwise provided herein.
Section 1.3    ERISA Status. This Plan is intended to be an unfunded plan for the benefit of a select group of management or highly compensated employees exempt from parts 2, 3, and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE 2.    DEFINITIONS

Capitalized terms which are not defined herein shall have the meaning given to them in the Base Plan. Whenever reference is made herein to “this Plan”, such reference shall be to this Colgate-Palmolive Company Supplemental Savings and Investment Plan.
Section 2.1    “Account” shall mean a separate account maintained for a Member to record the Allocation that is deferred under Section 3.4 of the Plan, and the earnings and losses allocable thereto. Separate sub-accounts shall be maintained within the Account for each Member to reflect the aggregate Allocations deferred for Plan Years: (a) 1991 through 2002; (b) 2003 through 2009, plus the Allocations for 2010 attributable to

Company Matching Contributions; and (c) 2011 and later, plus the portion of the 2010 Allocations not included in (b) above, and in each case the respective earnings and losses thereon.
Section 2.2    “Allocations” shall mean the amount determined under Section 3.2 below for any applicable period.
Section 2.3    “Base Plan” shall mean the Colgate-Palmolive Company Employees Savings and Investment Plan, as amended from time to time.
Section 2.4    “Change of Control” shall have the meaning given to such term under the Colgate-Palmolive Company Executive Severance Plan, as amended from time to time.
Section 2.5    “Deferred Allocation” shall mean the amount described in Section 3.4 below.
Section 2.6    “EICP ABRC Member” shall mean an EICP ABRC Member as defined under Section 4.1(d) of the Base Plan.
Section 2.7    “Eligible Employee” shall mean for Plan Years prior to 2011 (I)(a) a non-union person who is employed by the Employer on a full-time or part-time basis as of January 1 of a Plan Year and is, or is expected to become, eligible to participate in the Base Plan during the Plan Year, or (I)(b) a Third Country National or United States Employee in Foreign Service as of January 1 of a Plan Year who is eligible to participate in the Base Plan, and whose Recognized Earnings for such Plan Year in either case are expected to be limited by Code section 401(a)(17). For Plan Years beginning on or after January 1, 2011, “Eligible Employee” shall mean (II)(a) a non-union person who is employed by the Employer on a full-time or part-time basis and is eligible to participate in the Base Plan, or (II)(b) a Third Country National or United States Employee in Foreign Service who is eligible to participate in the Base Plan, and whose Eligible Earnings (or for Plan Years prior to January 1, 2022, Recognized Earnings) in either case are limited by Code section 401(a)(17); (III) for Plan Years beginning on or after January 1, 2020, an EICP ABRC Member; or (IV) for Plan Years beginning on or after January 1, 2022, a Third Country National or United States Employee in Foreign Service who earns Eligible Bonuses during the applicable Plan Year.

Section 2.8    “Grandfathered Benefit” shall mean the portion of the Member’s Account that reflects the Allocations deferred for Plan Years prior to 2005, as adjusted for earnings and losses thereon.
Section 2.9    “Member” shall mean an Eligible Employee who participates in this Plan pursuant to Article III. An Eligible Employee shall remain a Member under this Plan until all amounts credited to his Account under the Plan have been paid.
Section 2.10    “Subsidiary” shall mean a domestic or foreign company, at least 50% of whose issued and outstanding voting shares are directly or indirectly owned or controlled by the Company.

ARTICLE 3.    BENEFITS

Section 3.1    Participation. An Eligible Employee will participate in this Plan if Eligible Earnings (or for Plan Years prior to January 1, 2022, Recognized Earnings), as determined under the Base Plan, are limited by Code Section 401(a)(17). Effective for Plan Years beginning on or after January 1, 2020, an Eligible Employee who is an EICP ABRC Member will also participate in the Plan. Effective for Plan Years beginning on or after January 1, 2022, an Eligible Employee who is a Third Country National or United States in Foreign Service who earns Eligible Bonuses during the applicable Plan Year will also participate in the Plan. For any Plan Year for which a deferral election under Section 3.4 was permitted, a person who was hired and became an Eligible Employee after January 1 of such Plan Year was not eligible to make a deferral election until the election for the following Plan Year.
Section 3.2    Amount of Allocations.
I.For Plan Years prior to January 1, 2022, a Member’s Allocation for any applicable period shall be equal to the difference between (a) and (b) below where: (a) is the sum of (i) the Company Matching Contribution based on the Member’s elected percentage under the Base Plan (for the 2010 Plan Year, determined as of the first day of such Plan Year) and (ii) the Member’s Basic Retirement Contributions and Additional Basic Retirement Contributions that would have been made under the Base Plan for the applicable period on behalf of such Member, in each case determined (x) without regard to the provision in Section 4.1(d) of the Base Plan that excludes EICP

ABRC Members from eligibility for Additional Basic Retirement Contributions thereunder and (y) as if the Recognized Earnings used in calculating such contributions were not limited by Code section 40l(a)(17); and (b) is the Company Matching Contribution, Basic Retirement Contributions and Additional Basic Retirements Contributions actually made under the Base Plan for such period. For the 2010 Plan Year, Company Matching Contributions under (a)(i) and (b) above shall be based on the matching contribution formula in effect under the Base Plan on January 1, 2010; and the Company Matching Contribution under (b) above shall be determined on the basis of the same elected percentage as in (a) but with the Recognized Earnings subject to such elected percentage limited by Code section 40l(a)(17).
II.For Plan Years on or after January 1, 2022, a Member’s Allocation for any applicable period shall be equal to the sum of the following amounts, as applicable:
1. The difference between (a) and (b) below where (a) is the Member’s Basic Retirement Contributions and Additional Basic Retirement Contributions that would have been made under the Base Plan for the applicable period on behalf of such Member, in each case determined (x) without regard to the provision in Section 4.1(d) of the Base Plan that excludes EICP ABRC Members from eligibility for Additional Basic Retirement Contributions thereunder and (y) as if the Eligible Earnings used in calculating such contributions were not limited by Code section 40l(a)(17); and (b) is the Basic Retirement Contributions and Additional Basic Retirement Contributions actually made under the Base Plan for such period; and
2. Solely for a Member whose Eligible Earnings exceed the limit under Code Section 401(a)(17) for the applicable Plan Year, the amount equal to the following percentage of Eligible Earnings paid to such Member on each pay date coincident with or immediately following the date on which such Member’s Eligible Earnings exceed the limit under Code Section 401(a)(17) for the applicable Plan Year:

Years of Vesting Service	Supplemental “Matching” Contribution Percentage
Less than five (5)	3% of Eligible Earnings in excess of the limit under Code Section 401(a)(17) for the applicable Plan Year
Five (5) or more	4.5% of Eligible Earnings in excess of the limit under Code Section 401(a)(17) for the applicable Plan Year

For purposes of this Section 3.2.II.2, Eligible Earnings means (a) for any Employee who is not a Third Country National or United States Employee in Foreign Service, the meaning ascribed under the Base Plan, and (b) for any Employee who is a Third Country National or United States Employee in Foreign Service, the Employee’s base rate of pay, determined as of January 1 of the Plan Year (or as of the date on which the Employee becomes a Third Country National or United States Employee in Foreign Service after January 1);
3. Solely for a Member who is a Third Country National or United States Employee in Foreign Service, the amount equal to the following percentage of Eligible Bonuses paid to such Member on each applicable pay date for the applicable Plan Year:

Years of Vesting Service	Supplemental “Matching” Contribution Percentage
Less than five (5)	3% of Eligible Bonuses
Five (5) or more	4.5% of Eligible Bonuses

Section 3.3    Distribution of Amounts Credited for any Plan Year Prior to 2010. Absent a timely deferral election made in accordance with Section 3.4, a Member’s Allocation for any Plan Year prior to 2010, and the Allocations for 2010 attributable to the Company Matching Contributions, shall be distributed to the Member on or about December 15th of such Plan Year.
Section 3.4    Deferral Election. For Plan Years prior to 2011, a Member may elect before the beginning of the applicable Plan Year to defer distribution of his Allocation for such Plan Year, resulting in a Deferred Allocation. For the 2010 Plan Year the election is limited to the portion of the Allocation attributable to the Company Matching Contribution. Such election shall be made on a form provided by, and delivered to, the Committee prior to the first day of the Plan Year. Amounts deferred hereunder shall be credited to the Member’s Account. A Member’s Allocations for any applicable period beginning after 2010, and the 2010 Allocations not attributable to Company Matching Allocations, shall automatically be credited to the Member’s Account.
Section 3.5    Adjustments to Deferred Allocations. Deferred Allocations shall be adjusted as follows:
a.amounts allocated to the separate account under Section 2.l(a) shall be credited with earnings and losses based on the performance of shares of the Company’s Series B Convertible Preference Stock (including dividends thereon which shall be deemed to be reinvested in such shares);
b.amounts allocated to the separate account under Section 2.1(b) for the period January I, 2010 through September 30,2010 shall be credited with interest at an annual rate equal to the interest rate credited on long-term deferrals under the Colgate-Palmolive Company Deferred Compensation Plan for 2010;
c.amounts allocated to the separate account under Section 2.1 (b) after September 30, 2010 shall be credited with interest at an annual rate equal to 6.01%; and
d.amounts allocated to the separate account under Section 2.1(c) shall be credited with interest at the rate used under the Colgate-Palmolive Company Employees’ Retirement Income Plan for determining Interest Credits.
Section 3.6    Distribution of Member’s Account. The vested portion of a Member’s Account shall be distributed as soon as practicable following the end of the quarter in which the Member separated from service; provided, however, that effective for distributions made on or after January 1, 2006, if the Member is a “specified employee,” as determined in accordance with procedures adopted by the Company that reflect the requirements of Code section 409A(a)(2)(B)(i), distribution of the portion of the Member’s Account in excess of the Grandfathered Benefit shall be deferred until the earlier of (i) the date that is six months following the Member’s separation from service or (ii) the date of the Member’s death. Distributions shall be made in cash, except for the portion of a

Member’s Account described in Section 2.1(a) which shall be distributed in shares of Company common stock.
Section 3.7    Vested Portion of Member’s Account. Allocations to the Member’s Account for Plan Years prior to 2010, and Allocations for the 2010 Plan Year attributable to the Company Matching Contribution, shall be 100% vested. All other Allocations shall vest in accordance with the vesting rules specified in the Base Plan.
Section 3.8    Death of a Member. Upon a Member’s death, the Member’s Account shall be distributed to the Member’s Beneficiary in a lump sum payment as soon as practicable following the end of the quarter in which the Member died.
Section 3.9    Change of Control for Members Covered under the Executive Severance Plan. In the event of a Change of Control, a distribution of the Member’s Grandfathered Benefit shall be made as soon as practicable following the Change of Control provided the Member is then covered under the Executive Severance Plan. If the Change of Control satisfies the requirements of Code section 409A(a)(2)(A)(v), a distribution of the portion of such Member’s Account in excess of the Grandfather Benefit shall be made as soon as practicable following the Change of Control.

ARTICLE 4.    PLAN ADMINISTRATION

Committee. The Plan shall be administered by the Employee Relations Committee, which shall have full authority to administer and interpret this Plan, make payments and maintain records hereunder. The Employee Relations Committee may adopt or amend from time to time such procedures as may be required for determinations required under the Plan. All interpretations of the Employee Relations Committee shall be final and binding on all parties including Members, Beneficiaries and the Company. Any complaint with regard to benefits under the Plan should be directed to the Employee Relations Committee, Colgate Palmolive Company, 300 Park Avenue, New York, NY 10022. Such complaint must be filed in writing no later than 90 days after the date of retirement, termination or other occurrence related to the complaint. Within 90 days of the filing of such claim, unless special circumstances require an extension of such period, such person will be given notice in writing of the approval or denial of the claim. If the claim is denied, the notice will set forth the reason for the denial, the Plan provisions on which the denial is based, an explanation of what other material or information, if any, is needed to perfect the claim, and an explanation of the claims review procedure. The claimant may request a review of such denial within 60 days of the date of receipt of such denial by filing notice in writing with the Employee Relations Committee. The claimant will have the right to review pertinent Plan documents and to submit issues and comments in writing. The Employee Relations Committee will respond in writing to a request for review within 60 days of receiving it, unless special circumstances require an extension of such period. If the claimant does not request such a review or the Employee Relations Committee fails to respond to such a request for review in writing, the request for review will be deemed to have been made and denied on the 120th day after the date of the initial denial. The Employee Relations Committee, in its discretion, may request a meeting to clarify any matters deemed appropriate. No action may be brought for benefits under this Plan pursuant to the denial of a claim, unless such claim was timely made under this Section and such complaint is filed on or before one year from the denial or deemed denial by the Employee Relations Committee of any such claim upon review.
Delegated Responsibilities. The Employee Relations Committee shall have the authority to delegate any of its responsibilities to such persons as it deems proper.
Amendment and Termination. The Company may amend, modify or terminate this Plan at any time, provided, however, that no such amendment, modification or termination shall reduce the amount credited to a Member’s Account as of the date of such amendment or termination unless the Member becomes entitled to an amount equal to any such reduction under another plan (including the Base Plan), program or practice adopted by the Company.
Payments. The Company will pay all benefits arising under this Plan and all costs, charges and expenses relating thereto out of its general assets.
Non-Assignability of Benefits. Except as otherwise required by law, neither any benefit payable hereunder nor the right to receive any future benefit under this Plan may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits under this Plan becomes bankrupt, the interest under this Plan of the person affected may be terminated by the Employee Relations Committee which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate and is consistent with Code Section 409A.
Plan Unfunded. Nothing in this Plan shall be interpreted or construed to require the Company in any manner to fund any obligation to the Members or Beneficiaries hereunder. Nothing contained in this Plan nor any action taken here under shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Company and the Members or Beneficiaries. Any funds which may be accumulated in order to meet any obligation under this Plan shall for all purposes continue to be a part of the general assets of the Company. To the extent that any Member or Beneficiary acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of any unsecured general creditor of the Company.
Applicable Law. All questions pertaining to the construction, validity and effect of this Plan shall be determined in accordance with the laws of the State of Delaware, to the extent not preempted by Federal law.
No Employment Rights Conferred. The establishment of the Plan shall not be construed as conferring any rights upon any Eligible Employee for continuation of employment, nor shall it be construed as limiting in any way the right of the Company to discharge any Eligible Employee or treat him without regard to the effect which such treatment might have upon him under the Plan.
Plan to Comply with Code Section 409A. Notwithstanding any provision to the contrary in this Plan, each provision in this Plan shall be interpreted to permit the deferral of compensation in accordance with Code section 409A, and any provision that would conflict with such requirements shall not be valid or enforceable.
Reductions to Member’s Account. To the extent permitted by applicable law (including Code section 409A), a Member’s Account shall be reduced as appropriate by any severance, separation, notice or termination allowance or indemnity paid or payable to such Member which is paid by or is attributable to payments by the Company or the Company’s subsidiaries or affiliates, directly or indirectly, under any law, decree or ruling having the effect of law.
Recovery of Overpayments. The Plan has a right of reimbursement against any person who receives or holds a payment from the Plan in excess of the amount to which a Participant or Beneficiary is entitled under the terms of the Plan. The Plan’s right to recover overpayments from any Participant or

Beneficiary exists regardless of the error, event or other circumstances giving rise to the overpayment and shall not be conditioned upon or mitigated by the behavior of any involved party. The Participant or Beneficiary shall not be permitted to raise reliance, estoppel or other legal or equitable defenses in response to any action by the Committee or its delegates to recover an overpayment. The Plan’s right to recovery is an equitable lien by agreement, and the Committee and its delegates, may recover the amount overpaid, plus any earnings or interest determined in accordance with guidance issued by the Internal Revenue Service, in any manner determined by the Committee to be in the best interests of the Plan, including, but not limited to, by legal action against the recipient and/or holder of the overpayment or by offset against other or future benefits payable to or with respect to the Participant or Beneficiary under the Plan, regardless of whether the overpaid amounts remain in his or her possession. The provisions of this Section 4.11 are intended to clarify existing rights of the Plan and apply to all past or future overpayments.

APPENDIX A

TEMPORARY COVID-19 PANDEMIC-RELATED RELIEF PROVISION

DOL and IRS Extension of Claims and Appeals Deadline Relief

With respect to any requirement for Participant or Beneficiaries to timely furnish a notice or document or comply with a claims procedure deadline during the period between March 1, 2020 and the earlier of (1) 60 days after the announced end of the COVID-19 National Emergency or (2) one year from the date the deadline would have begun running for the participant or beneficiary, as applicable, relief pursuant to EBSA Disaster Relief Notice 2020-01, the Extension of Certain Timeframes for Employee Benefit Plans, Participants, and Beneficiaries Affected by the COVID–19 Outbreak published in the Federal Register on May 4, 2020, and any other or subsequent applicable guidance by the IRS, Department of Labor or Treasury Department, shall apply. The Employee Relations Committee or its delegates and other responsible fiduciaries under the Plan shall act in good faith and furnish any required notice, disclosure, or document or comply with any applicable deadline as soon as administratively practicable under the circumstances or as set forth in such guidance (or other or subsequent applicable guidance).